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                                                                   EXHIBIT 10.20
                                   CAIS, INC.
                             1232 22nd Street, N.W.
                            Washington, D.C.  20037
                              Tel. (202) 463-8500
                               Fax (202) 463-7190

                                                    January 26, 1999

Mr. David D. Goodman
Inline Connection Corporation
730 N. Danville Street
Arlington, VA  22201

Dear David:

This will confirm our agreement regarding certain modifications to the November 5, 1996 Agreement for Cooperative Use of Communication Patents between Inline Connection Corporation and you in your individual capacity, on the one hand, and CAIS, Inc., on the other hand, as previously amended (the "Agreement").

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Agreement is hereby clarified, and to the extent required, amended and modified as follows:

1. Inline, CAIS, and you agree that the $750,000 compensation benchmark as set forth in the first paragraph of Section 11 of the Agreement is deemed to have been met by CAIS. Pursuant to the terms of Section 11, fifty percent (50%) of the ownership of Inline's interest in all of the properties set forth on Appendix I of the Agreement, as same may be supplemented from time to time in accordance with the provisions of this Agreement, shall be assigned to CAIS. Inline and you agree to timely execute all assignment and/or other similar documents as reasonably requested by CAIS to effectuate and evidence such assignments. The parties acknowledge that the terms of this paragraph 1 shall not apply to, or affect, those patent rights related to PCT Serial No. PCT/US97/12045 that have previously been assigned to CAIS under the terms of a letter agreement between Inline and CAIS dated January 6, 1999, and assignment documents entered into concurrently therewith.

2. Inline, CAIS, and you agree that for purposes of Section 7.4 of the Agreement, CAIS or a CAIS affiliate shall be deemed to be the "underlying provider" of the Internet or other information service, video service, or digital audio radio service that is delivered to end users in a structure by use of the TWP Technology that is installed in such structure where either:

     (i) CAIS or a CAIS affiliate is selling its own Internet or other information services, video services, or digital audio radio services, or

     (ii) CAIS or a CAIS affiliate is re-selling a third party's Internet or other information services, video services, or digital audio radio services.:

3. With regard to Inline's payment of its patent expenses, CAIS agrees to advance $75,000 in funds to Inline for Inline toward such expenses within two months of today's date pursuant to the terms of the letter amendment to the Agreement dated August 1, 1997. CAIS shall negotiate an arrangement acceptable to CAIS and Inline's patent counsel, Fish & Richardson, as to the timing of Inline's payments to Fish & Richardson from such advances.

4. Inline and CAIS agree that the "first anniversary" minimum annual royalty payment by CAIS to Inline as provided for in Section 8 of the Agreement shall be paid to Inline upon CAIS's receipt of funds from the private placement. Inline acknowledges that, as provided in paragraph 1(b) of the letter

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amendment to the Agreement dated August 1, 1997, 50% of the initial $100,000 minimum annual royalty paid shall be offset as repayment by Inline of patent expense advances previously made by CAIS to Inline.

5. CAIS and Inline agree that the "second anniversary" minimum annual royalty payment by CAIS to Inline as provided for in Section 8 of the Agreement shall be due to Inline from CAIS on December 31, 1999, and subsequent anniversary minimum royalty payments shall be due from Inline to CAIS on December 31 of each year thereafter, subject to the terms of the Agreement as amended; provided, however, that in the event that Inline fails to complete the video subsystem of the TWP System as described in Section 4 of the Agreement on or before December 31, 1999, the minimum annual royalty obligation shall be suspended until such time as Inline completes such video subsystem. CAIS agrees to expend up to an additional $100,000 for R&D efforts for such video subsystem subject to the budgeting and other provisions applicable to such R&D expenditures as provided in Section 4.

6. CAIS agrees to advance Inline $200,000 within 60 days following the date any initial public offering of common shares or other equity securities of CAIS's parent company, CGX Communications, Inc., pursuant to a registration statement filed on Form S-1, or such other form as may then be applicable, becomes effective under the Securities Act of 1933, as amended, and the rules and regulations thereunder. Such $200,000 advance shall be offset against future royalty payment obligations that would otherwise be due from CAIS to Inline after December 31, 2000.

All other terms and conditions of the Agreement, as previously amended, remain in full force and effect.

If the above reflects your understanding and meets with your approval, please so indicate by countersigning below on behalf, respectively, of Inline and in your individual capacity.

Sincerely,

CAIS, Inc.

By: /s/ Ulysses G. Auger, II
  ---------------------------------
    Ulysses G. Auger, II, President

                                    Agreed to:

                                    Inline Connection Corporation

                                    By:    /s/ David D. Goodman
                                        ----------------------------------------
                                           David D. Goodman, President

                                             1/26/99
                                    ---------------------------
                                    Date

                                    Agreed to:

                                           /s/ David D. Goodman
                                    --------------------------------------------
                                    David D. Goodman, in his individual capacity

                                             1/26/99
                                    ---------------------------
                                    Date

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